Exhibit 6

NOVATION AGREEMENT

THIS NOVATION AGREEMENT (the “Agreement”) is entered into as of February 14, 2024, by and among SunPower Corporation, a Delaware corporation (the “Company”), TotalEnergies Solar INTL SAS, formerly known as Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“TotalEnergies”), TotalEnergies Gaz & Electricité Holdings SAS, formerly known as Total Gaz Electricité Holdings France SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total Gaz”), and Sol Holding, LLC, a Delaware limited liability company (“Investor”).

WHEREAS, TotalEnergies and the Company entered into an affiliation agreement, dated as of April 28, 2011 (as amended on each of June 7, 2011, December 23, 2011, February 28, 2012, August 10, 2012, April 19, 2021, and October 29, 2021, the “Affiliation Agreement”), governing the relationship between the Company and TotalEnergies and its Affiliates, including Total Gaz, Parent, the Terra Group, and each Terra Controlled Corporation (such entities are referred to collectively herein as “Total”);

WHEREAS, on September 12, 2022, TotalEnergies and Total Gaz each contributed all of its Company common stock to Investor and subsequently sold fifty percent (50%) less one unit of the equity interests of Investor to GIP III Sol Acquisition, LLC (“GIP Sol”);

WHEREAS, TotalEnergies, Total Gaz, the Company, and Investor wish that Investor assume by way of novation all of the liabilities, duties, and obligations of Total under and in respect of the Affiliation Agreement, and that, in connection with such novation, Total be released from all obligations to the Company under the Affiliation Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Affiliation Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Novation. In accordance with Section 6.2 of the Affiliation Agreement:

(a) Investor shall be substituted for Total in the Affiliation Agreement, and shall become obligated to perform all of the duties, obligations and liabilities of Total under and in respect of the Affiliation Agreement. Investor undertakes full performance of the Affiliation Agreement in the place of Total and hereby agrees to faithfully and fully perform the Affiliation Agreement as if Investor had been the original party thereto.

(b) The Company shall owe to Investor all the rights that were, immediately prior to the novation, owed to Total under and in respect of the Affiliation Agreement.

(c) The Company shall perform and discharge all obligations under and in respect of the Affiliation Agreement and be bound by its terms in every way as if the Investor had been the original party thereto in place of Total.

2. Amendment and Restatement of Affiliation Agreement. Immediately following the execution of this Agreement, pursuant to Section 6.3 of the Affiliation Agreement, Investor and the Company shall enter into an Amended and Restated Affiliation Agreement substantially in the form attached hereto as Exhibit A (the “Amended and Restated Affiliation Agreement”), to reflect the novation hereunder and to make such other amendments and modifications as mutually agreed among Investor and the Company.

3. Release of Total from Liabilities. In connection with the novation set forth in Section 1, and except as set forth in the Amended and Restated Affiliation Agreement, Total shall be released and discharged of all obligations to perform under the Affiliation Agreement as of the date hereof, and shall be fully relieved of all liability to Investor or the Company arising out of the Affiliation Agreement.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6. Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

SUNPOWER CORPORATION

By:	/s/ Elizabeth Eby
	Name:	Elizabeth Eby
	Title:	Executive Vice President, Chief
Financial Officer and Authorized Officer

TOTALENERGIES SOLAR INTL SAS

By:	/s/ Grégory Texier
	Name:	Grégory Texier
	Title:	Vice-President

TOTALENERGIES GAZ & ELECTRICITÉ HOLDINGS SAS

By:	/s/ Laurent Wolffsheim
	Name:	Laurent Wolffsheim
	Title:	President

SOL HOLDING, LLC

By:	/s/ Daniel Barbosa
	Name:	Daniel Barbosa
	Title:	Manager

[Signature Page to Novation Agreement]

EXHIBIT A

Amended and Restated Affiliation Agreement